Exhibit 99.1

Virios Therapeutics Announces
Third Quarter 2023 Financial Results and Provides Corporate Update

- Conference Call Today at 8:30 a.m. ET -

ATLANTA, Ga., November 13, 2023 -- Virios Therapeutics, Inc. (Nasdaq: VIRI) (the “Company”), a development-stage biotechnology company focused on advancing novel antiviral therapies to treat debilitating chronic diseases, including fibromyalgia (“FM”) and Long-COVID (“LC”), today announced financial results for the third quarter ended September 30, 2023.

Key Highlights and Upcoming Milestones

•	Having secured FDA guidance on our plan to progress IMC-1 to Phase 3 development to treat fibromyalgia (FM), we can convey that several life science companies are engaged and reviewing our Phase 2 data and proposed Phase 3 program as the basis for a potential forward development partnership.
•	Submitted briefing materials to FDA concerning submission of a proposed investigational new drug application (IND) for IMC-2 as a treatment for LC.
o	There are currently no FDA approved LC treatments.
•	Filed new provisional method-of-use intellectual property (IP) protection for IMC-2 as a treatment for LC and Alzheimer’s disease, which if granted, provides coverage to at least 2043.
•	Through prudent expense management, the Company expects to have capital to support operations into Q3 of 2024.

“As the scientific community becomes more knowledgeable about the effects of reactivated viruses and the resulting morbidities on the human body, we believe that Virios is well positioned to be in the right place at the right time to advance both IMC-1 and IMC-2 as potential treatments for diseases associated with these reactivated viruses, such as fibromyalgia and Long-COVID,” said Greg Duncan, Chairman and CEO of Virios Therapeutics.

Third Quarter 2023 Financial Results

Research and development expenses for the third quarter of 2023 were $0.4 million, compared to $1.6 million for the third quarter of 2022. The decrease quarter over quarter was due to decreases in expenses for clinical trials of $1.1 million and drug development and manufacturing costs of $0.1 million.

General and administrative expenses for the third quarter of 2023 were $0.9 million, compared to $1.0 million for the third quarter of 2022. The decrease of $0.1 million, quarter over quarter, was due to decreases in expenses associated with being a public company.

Net loss for the third quarter of 2023 was $1.2 million, or $0.06 basic and diluted net loss per share, compared to a net loss of $2.6 million, or $0.28 basic and diluted net loss per share, for the third quarter of 2022.

As of September 30, 2023, Virios Therapeutics’ cash totaled $4.8 million. The Company believes it has sufficient resources to fund operations into the third quarter of 2024.

Conference Call & Webcast Details

Virios Therapeutics management will host a webcast and conference call on November 13, 2023, at 8:30 a.m. ET to discuss the Company’s financial results and provide a corporate update. The live and archived webcast of the call may be accessed on the Virios Therapeutics website under the Investors section: Events and Presentations. The live call can be accessed by dialing 877-545-0523 (domestic) or 973-528-0016 (international) and asking to be connected to the "Virios Therapeutics Conference Call" using the access code: 348131.

About Virios Therapeutics

Virios Therapeutics (Nasdaq: VIRI) is a development-stage biotechnology company focused on advancing novel antiviral therapies to treat diseases associated with a viral triggered abnormal immune response such as fibromyalgia (“FM”) and Long-COVID (“LC”). Overactive immune response related to activation of tissue resident herpesvirus has been postulated to be a potential root cause of chronic illnesses such as FM, irritable bowel syndrome, LC, chronic fatigue syndrome and functional somatic syndromes, all of which are characterized by a waxing and waning manifestation of disease, often triggered by events which compromise the immune system. Our lead development candidates are novel, proprietary, fixed dose combinations of an antiviral compound and celecoxib designed to synergistically suppress herpesvirus replication, with the end goal of reducing virally promoted disease symptoms. IMC-1 (fixed dose combination of famciclovir and celecoxib) has been granted fast track designation by the FDA.  The Company plans to engage the FDA in the latter half of 2023 with the goal of filing an investigational new drug application to formally assess IMC-2 (combination of valacyclovir and celecoxib) as a potential treatment for LC sequelae. New intellectual property protection has been filed for IMC-2 as a treatment for LC and Alzheimer’s disease under the Patent Cooperation Treaty with the goal of seeking protection for IMC-2 internationally.

For more information, please visit www.virios.com.

Follow Virios Therapeutics

Email Alerts: https://ir.virios.com/resources/email-alerts

LinkedIn: https://www.linkedin.com/company/viriosbiotech/

Twitter: https://twitter.com/ViriosBiotech

Facebook: https://www.facebook.com/ViriosBiotech/

Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Virios Therapeutics’ product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. In particular, there can be no assurance that any development partnership or other transaction involving Virios Therapeutics will be completed on favorable terms, or at all. Forward-looking statements contained in this announcement are made as of this date, and Virios Therapeutics, Inc. undertakes no duty to update such information except as required under applicable law.

Contact:
IR@Virios.com

-Financial Tables Follow-

VIRIOS THERAPEUTICS

Selected Financial Data

(unaudited)

Condensed Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	374,200	1,622,374	1,429,757	6,797,914
General and administrative	900,089	969,946	2,879,036	3,427,679
Total operating expenses	1,274,289	2,592,320	4,308,793	10,225,593
Loss from operations	(1,274,289)	(2,592,320)	(4,308,793)	(10,225,593)
Other income	39,215	16,605	115,951	22,315
Net loss	$(1,235,074)	$(2,575,715)	$(4,192,842)	$(10,203,278)
Net loss per share of common stock — basic and diluted	$(0.06)	$(0. 28)	$(0.23)	$(1. 18)
Weighted average shares outstanding — basic and diluted	19,093,758	9,199,955	18,614,645	8,623,430

Condensed Balance Sheet Data	September 30,	December 31,
	2023	2022

Cash	$4,786,117	$7,030,992
Total assets	5,248,905	8,369,756
Total liabilities	487,144	1,043,262
Total stockholders’ equity	4,761,761	7,326,494

Source: Virios Therapeutics, Inc.